Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below is a director of Connecticut Water Service, Inc., a Connecticut corporation (the “Company”) and does hereby constitute and appoint Eric W. Thornburg, David C. Benoit and Kristen A. Johnson and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement on Form S-3 of the Company and any and all amendments (including post-effective amendments) to such registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This power of attorney may be executed in counterparts.

Signature	Title	Date

/s/ Mary Ann Hanley Mary Ann Hanley	Director	May 10, 2012

/s/ Heather Hunt Heather Hunt	Director	May 10, 2012

/s/ Mark G. Kachur Mark G. Kachur	Director	May 10, 2012

/s/ David A. Lentini David A. Lentini	Director	May 10, 2012

/s/ Arthur C. Reeds Arthur C. Reeds	Director	May 10, 2012

/s/ Lisa J. Thibdaue Lisa J. Thibdaue	Director	May 10, 2012

/s/ Carol P. Wallace Carol P. Wallace	Director	May 10, 2012